Schedule 2

10f-3 Report
Smith Barney Massachusetts Municipals Fund, Inc.

Issuer:  		Massachusetts Water Abatement 5.250% due 8/1/2028
Trade Date:	10/10/2003
Selling Dealer:	Goldman Sachs
Principal:		$1,000,000
Price:		$102.988
Trade Amount:	$1,029,880
% of Issue*	0.64%(1)

* Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

(1) Includes purchases of $1,000,000 by other affiliated mutual funds and discretionary accounts.